Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND SUCH LAWS AND THE RESPECTIVE RULES AND REGULATIONS THEREUNDER.

Creative Medical Technologies, Inc.

8% PROMISSORY NOTE

$50,000.00	May 1, 2016

FOR VALUE RECEIVED, Creative Medical Technologies, Inc., a Nevada corporation (the “Maker”), with a principal business office located at 2007 W Peoria Avenue, Phoenix , Arizona 85029, hereby promises to pay to the order of CREATIVE MEDICAL HEALTH, INC., a Delaware corporation, or any assignee of this Note who is registered as the owner of this Note by the Maker on a register maintained for that purpose (hereafter referred to as the “Payee”), the principal sum of up to Fifty Thousand Dollars ($50,000.00), based upon the aggregate principal amount of all Loan Advances owing to the Payee by the Maker pursuant to the Loan Agreement dated as of May 1, 2016, between the Maker and the Payee (terms defined therein, unless otherwise defined herein, being used herein as therein defined), together with interest accrued on the principal amount outstanding from time to time after the date hereof. A permitted assignee of the Payee shall have the right to have a new Note of like tender issued and registered in such assignee’s name upon surrender of this Note, endorsed for transfer to the assignee.

The principal of this Note, together with all interest then accrued on each Loan Advance, shall be payable on July 31, 2017 (the “Maturity Date”). Simple interest on the principal amount outstanding of this Note shall be paid on the Maturity Date at the rate of 8% per annum.

The principal and interest of this Note may be prepaid in whole or in part, without premium or penalty, at any time.

All principal and interest payments hereunder are payable in lawful money of the United States of America to the Payee at the address first shown above, or at such other address as may be directed by Payee, in immediately available funds.

The Maker hereby waives presentment, demand, dishonor, protest, notice of protest, diligence, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time, without in any way affecting the liability of the Maker.

The Payee, at Payee’s option, by written notice to the Maker, may declare the entire indebtedness evidenced by this Note immediately due and payable, whereupon the same shall forthwith mature and become immediately due and payable without presentment, demand, protest or further notice, in the event that the Maker shall fail to pay when due, any payment of principal or interest due hereunder and such failure to pay is not cured within ten (10) days of the due date or upon the occurrence of one or more of the following events: (i) the Maker commences a voluntary case under title 11 of the United States Code or the corresponding provisions of any successor laws; (ii) anyone commences an involuntary case against the Maker under title 11 of the United States Code or the corresponding provisions of any successor laws and either (a) the case is not dismissed by midnight at the end of the 60th day after commencement or (b) the court before which the case is pending issues an order for relief or similar order approving the case; (iii) a court of competent jurisdiction appoints, or the Maker makes an assignment of all or substantially all of its assets to, a custodian (as that term is defined in title 11 of the United States Code or the corresponding provisions of any successor laws) for the Maker or all or substantially all of its assets; and (iv) the Maker fails generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount) or acknowledges in writing that it is unable to do so.

In the event that Maker shall fail to pay when due any principal or interest payment, and the Payee shall exercise or endeavor to exercise any of its remedies hereunder, the Maker shall pay all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees, and the Payee may take judgment for all such amount in addition to all other sums due hereunder.

No consent or waiver by the Payee with respect to any action or failure to act by Maker which, without such consent or waiver, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed the Payee.

All agreements between the Maker and the Payee are expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then without the necessity of any action by Payee or Maker, the obligation to be fulfilled automatically shall be reduced to the limit of such validity, and if from any circumstance the Payee should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance hereof, and not to the payment of interest. As used herein the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which result in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Maker and the Payee.

This Note shall be governed and construed in accordance with the laws of the State of Nevada, except to the extent that such laws are superseded by Federal enactments.

If any covenant or other provision of the Note is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, all other covenants and provisions of the Note shall nevertheless remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

IN WITNESS WHEREOF, the Maker, by its duly authorized officer, has executed this Note effective as of the date first above written.

Creative Medical Technologies, Inc.

By:	/s/Timothy Warbington
Timothy Warbington, CEO

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